BILL JONES

                               SECRETARY OF STATE

                           LIMITED LIABILITY COMPANY

                            ARTICLES OF ORGANIZATION

IMPORTANT - Read the instructions before completing the form.

This document is presented for filing pursuant to Section 17050 of the California Corporations Code.

1. Limited liability company name: Miramar
Road Associates, LLC



2. Latest date (month/day/year) on which the limited liability company is to dissolve: September 1,2027

3. The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the Beverly-Killea Limited
 Liability Company Act.

4. Enter the name of initial agent for service of process and check the appropriate provision below:

Todd H. Smith

Which is

X] an individual residing in California.

Proceed to Item 5.

a corporation which has filed a certificate pursuant to Section 1505 of the California Corporations

Code. Skip Item 5 and proceed to Item 6.

5. If the initial agent for service of process is an individual, enter a business or residential street address in California:

Street address: 6920 Miramar Road, Suite 102

City: San Diego State: CALIFORNIA Zip Code: 92121

6. The limited liability company will be managed by : (check one)

X one manager    ] more than one manager
limited liability company members

7. If other matters are to be included in the Articles of Organization attach one or more separate pages.

Number of pages attached, if any: None

8. It is hereby declared that I am the person who For Secretary of State Use
Executed this instrument, which execution is My act and deed.


Todd H. Smith
Signature of organizer
FILED

In the office of the Secretary of State
of the State of California

October 23, 1997

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